Exhibit 10.3

FY2014-2016 Long-Term Incentive Plan

Enhancement Program

Enhancement

Overview

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LTIP Enhancement Program

A cash-based bonus program for a select group of executives designed to increase their collective focus-year cumulative EBITDA performance goal.

Performance measurement: 3-year Cumulative EBITDA1

Performance Period: March 1, 2013 through February 29, 2016 (i.e., FY14, FY15, and FY16)

1 Defined as the sum of the American Greetings earnings before interest, taxes, depreciation and amortization based on the consolidated statement of cash flows for fiscal years 2014, 2015, and 2016 on a cumulative basis.

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LTIP Enhancement Program Features

3-year Cumulative EBITDA performance threshold = $500 million

– No award for performance below Threshold

For performance equal to or greater than threshold, LTIP Enhancement Program matches award earned under the Long-Term Incentive Program

Performance

$450M $475M $500M $550M

(threshold)

No Award 1× of award earned under LTIP

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LTIP Enhancement Program Award Calculation Example

Assume target award of $75,000

EXAMPLE:

– FY14-16 cumulative EBITDA performance = $520 million

– LTIP Pay-for-performance adjustment = 140%

(see LTIP documentation and note 1 below)

– Earned LTIP award = $105,000 ( = $75,000 × 140%)

– Earned LTIP Enhancement Award = $105,000

Total long-term award (LTIP + LTIP Enhancement Program) = $210,000

Note 1 $520 – $500

× (200%—100%) + 100% = 140%

$550 – $500

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FY14-16 LTIP Enhancement Program Provisions

New Hires and Promotions: this program is closed to new participants; however, the Board of Directors may add participants at its discretion; the calculation of earnings potential for any additional participants will be determined by Board of Directors at that time.

Termination: No award is earned if associate separates for any reason (other than qualified leave of absence, disability or death) before the completion of the fiscal 2014-2016 performance period.

Leave of Absence, Permanent Disability, or Death: LTIP Enhancement Program award is still earned provided underlying Long-Term Incentive Plan award is deemed earned under the provisions of the Long-Term Incentive Plan.

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Other Provisions

Leave of Absence, Permanent Disability, Death—If you take a qualified leave of absence, suffer a permanent disability or die, your award will be prorated to the first of the month on or after the date of leave, permanent disability or death. An associate will be deemed to suffer a permanent disability only in the following circumstances: (A) where an associate is absent from employment with American Greetings due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which either can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months; or (B) where an associate is scheduled to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering an American Greetings associate on account of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

Award Payments—Incentive awards earned will be paid to participants within two and one-half months following the end of fiscal 2016, typically within 60 days after the end of the fiscal year.

Plan awards are subject to normal tax withholding at a standardized rate and will be deposited to a bank account of your choice. It is the intent that incentive awards fall under the short-term deferral rules of Section 409A of the Internal Revenue Code to exempt the payment of such Long-Term Incentive Plan benefits from the requirements of Section 409A or otherwise comply with the requirement of Section 409A. If incentive awards are subject to Section 409A, the Plan will be interpreted in accordance with Section 409A and the regulations promulgated thereunder.

Calculating Payouts—For computation purposes, financial goals and actual performance results are rounded to the nearest $1,000. The percent of the financial goal achieved and the percent of target award earned is rounded to the nearest one-tenth of one percent. The actual incentive award is rounded to the nearest dollar.

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Other Provisions (continued)

Nothing in this document or in any Participant Letter should be construed to create or imply any contract of employment between an associate and American Greetings and its subsidiaries or to create any binding contractual right to payment of any specific amount under the American Greetings Long-Term Incentive Plan Enhancement Program. The provisions of this document describe the general guidelines used by American Greetings in determining the benefits payable to Plan participants; however, in every case, American Greetings reserves the right to reduce or eliminate the amount that would otherwise be payable to a participant or participants under such guidelines where it determines, in its discretion, that such a reduction is necessary or appropriate, other in relevant light business of circumstances. In its capacity as administrator of the Long-Term Incentive Plan Enhancement Program, American Greetings reserves the right to construe and interpret the Plan in all respects and to make all determinations and take all actions necessary or advisable for the management and administration of the Long-Term Incentive Plan Enhancement Program, including establishing, adopting or revising any rules as it may deem necessary.

Any award earned under this Long-Term Incentive Plan Enhancement Program shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback”, recoupmentor similar policy of American Greetings in effect on the date of payment or that may be established thereafter. Interest in any award under the Long-Term Incentive Plan Enhancement Program may not be assigned, alienated or encumbered by any Plan participant.

American Greetings reserves the right to terminate or make changes to the Plan, including retroactively, at any time without prior notice to any of the Plan’s participants. The Board of Directors (or committee thereof) are the only persons who have the authority to alter or amend this Plan. Any such alteration or amendment must be done in writing. No participant should rely on an alteration or amendment to this Plan unless it is made in writing and signed by a Co-Chief Executive Officer or the Chairman. The Plan will be governed, construed and administered in accordance with the laws of the State of Ohio, without reference to its conflict of laws provisions.

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